Exhibit 5.1

         [Gary Steven Findley & Associates Letterhead]

January 30, 2004

Board of Directors
United Security Bancshares
1525 East Shaw Avenue
Fresno, California 93710

  Re:
  United Security Bancshares Acquisition of Taft National Bank

Gentlemen:

        We have acted as counsel to United Security Bancshares, a California corporation ("United Security"), in connection with the preparation of the Registration Statement on Form S-4 of United Security (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 243,164 shares of United Security's no par value common stock (the "Shares"), issuable pursuant to the Agreement and Plan of Reorganization and Merger dated December 11, 2003 (the "Agreement"), by and among United Security, United Security Bank and Taft National Bank ("Taft National") whereby each share of Taft National's common stock, no par value, will be exchanged for shares of United Security's common stock, and Taft National will be merged with and into United Security Bank, a wholly-owned subsidiary of United Security.

        In connection with this opinion, we have considered such questions of law and fact as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and Bylaws of United Security, as currently in effect; (iii) certain resolutions of the Board of Directors of United Security relating to the issuance of the shares and the other transactions contemplated by the Agreement; (iv) the Agreement; and (v) such other documents as we have deemed necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of United Security and others.

        Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of Taft National's common stock pursuant to the terms of the Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

        The law covered by the opinion set forth above is limited to the laws of the State of California and the federal laws of the United States of America.

        We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our name under the caption "Validity of United Security's Common Stock" in the proxy statement-prospectus constituting a part of the Registration

Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

GARY STEVEN FINDLEY & ASSOCIATES

By:	/s/ GARY STEVEN FINDLEY Gary Steven Findley Attorney at Law